Exhibit 21.1

                 List of Subsidiaries of SFAC New Holdings, Inc.

SFC New Holdings, Inc.
Metz Baking Company (Iowa)
Metz Baking Company (Delaware)
The Clear Lake Bakery, Inc.
Grocers Baking Company
GWI Holdings, Inc.
GWI, Inc.
MA Holdings, LLC
Mother's Cake & Cookie Co.
Archway Cookies, LLC
Pacific Coast Baking Co., Inc.
Belsea Holdings, Inc.
GSFBC Holdings, Inc.
LANG Holdings, Inc.
GBC Holdings, Inc.
OFBC Holdings, Inc.
SEM Holdings, Inc.
Former VB Holdings, Ltd.
SFFB Holdings, Inc.
SanFran FB, Inc.
Andre-Boudin Bakeries, Inc.
Fisherman's Wharf Sourdough French Bread Bakeries, Inc.
Boudin International, Inc.
Laura Todd of America
Steve's Drayage
A. Trocano Construction, Inc.
Gelsi, Inc.
Pane Corporation
San Francisco Bay Area Equipment and Supply
SanFran SB Holdings, Inc.
PBI Holdings, Inc.
San Francisco Baking Cultures
SFSC, Inc.
Larraburu Bakery